EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST V
MERRILL LYNCH PREFERRED FUNDING V, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED		FOR THE THREE MONTHS ENDED
	June 30, 2010		June 30, 2009
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST V	FUNDING V, L.P.	CAPITAL TRUST V	FUNDING V, L.P.

Earnings	$15,948	$18,579	$15,948	$18,584

Fixed charges	$—	$—	$—	$—

Preferred securities distribution requirements	15,470	15,948	15,470	15,948

Total combined fixed charges and preferred securities distribution requirements	$15,470	$15,948	$15,470	$15,948

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17

	FOR THE SIX MONTHS ENDED		FOR THE SIX MONTHS ENDED
	June 30, 2010		June 30, 2009
	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH	MERRILL LYNCH
	PREFERRED	PREFERRED	PREFERRED	PREFERRED
	CAPITAL TRUST V	FUNDING V, L.P.	CAPITAL TRUST V	FUNDING V, L.P.

Earnings	$31,897	$37,161	$31,897	$37,173

Fixed charges	$—	$—	$—	$—

Preferred securities distribution requirements	30,940	31,897	30,940	31,897

Total combined fixed charges and preferred securities distribution requirements	$30,940	$31,897	$30,940	$31,897

Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.17	1.03	1.17